SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:       HIGHLAND CAPITAL FIXED INCOME FUND

Address of Principal Business Office (No. & Street, City, State,
       Zip Code):

                             1150 Two Galleria Tower
                             13455 Noel Road LB #45
                               Dallas, Texas 75240

Telephone Number (including area code):  (972) 233-4300

Name and address of agent for service of process:

                             James Dondero, President
                     c/o Highland Capital Fixed Income Fund
                             1150 Two Galleria Tower
                             13455 Noel Road LB #45
                               Dallas, Texas 75240

                                    copy to:

                             Stuart H. Coleman, Esq.
                         Stroock & Stroock & Lavan, LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  Yes /x/                   No  /_/

                                    SIGNATURE


          Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Dallas and State of Texas on the 23rd day of December, 1998.


                                HIGHLAND CAPITAL FIXED INCOME FUND


                                By: /S/  JAMES DONDERO
                                    -------------------------------
                                    Name: James Dondero
                                    Title: President

Attest:

/s/ Mark Okada
------------------
Name: Mark Okada
Title: Secretary